Exhibit 99.1
Applied Industrial Technologies Reports
Fiscal 2009 First Quarter Results
CLEVELAND, Ohio, October 27, 2008 — Applied Industrial Technologies (NYSE: AIT) today reported first quarter sales and earnings for the three months ended September 30, 2008.
Net sales for the first quarter increased 4.9% to $543,906,000 from $518,547,000 in the comparable period a year ago. Same store sales in the United States were slightly down primarily due to weak housing and automotive markets. These decreases were offset by sales increases from recent acquisitions and by growth in its Canadian business.
Net income for the quarter was $22,536,000 or $0.52 per share compared to $24,457,000 or $0.56 per share last year. Current period costs were increased by interest expense and amortization of intangibles related to recent acquisitions. Gross margins were slightly lower as a result of the on-going challenges of passing through supplier price increases as well as a mix shift to larger contract business.
“Our sales slowed in the quarter as we saw mixed demand within the industries we serve,” stated David L. Pugh, Applied’s Chairman and Chief Executive Officer. “Housing related and transportation markets have slowed considerably, while energy related markets have continued to show strength. Primary metals and food production markets are still strong for us as well.

“In August we completed the acquisition of Fluid Power Resource (FPR) and seven of its fluid power distribution businesses in the United States, which contributed one month to our quarterly sales,” said Mr. Pugh. “We continue to generate significant cash flow and maintain a strong balance sheet with which to continue to pursue strategic growth opportunities.
“In response to the challenging and uncertain economic outlook, we feel fiscal 2009 sales and earnings will be less than our original projection,” said Mr. Pugh. “We now expect to achieve earnings of $1.90 to $2.15 per share on sales of $2.20 to $2.30 billion.” Previously, the Company had forecasted earnings of $2.22 to $2.44 per share on sales of $2.32 to $2.43 billion.
The Company did not repurchase any shares during the quarter. At September 30, 2008, the Company had remaining authorization to purchase 1,065,000 additional shares.
Applied will host its first quarter conference call for investors and analysts at 11:00 a.m. today. To join in the call, dial 1-888-581-9259 (US/Canada) or 1-706-679-2792 (International), ID 67210594. The call will be conducted by Chairman & CEO David L. Pugh, President & COO Benjamin J. Mondics, and CFO Mark O. Eisele. The call will also be webcast and can be accessed live online at http://www.applied.com and will be archived there for 14 days. A replay of the teleconference will be available for two weeks at 1-800-642-1687 (US/Canada) or 1-706-645-9291 (International) using ID 67210594.
With more than 475 facilities and 5,200 employee-associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 3 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. For its fiscal year ended June 30, 2008, Applied posted sales of $2.1 billion. Applied can be visited on the Internet at http://www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “expect,” “forecast” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information, contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(Amounts in thousands, except per share data)

	Three Months Ended
	September 30,
	2008	2007
Net Sales	$543,906	$518,547
Cost of sales	397,848	376,491

	146,058	142,056

Selling, distribution and administrative expenses	108,683	102,840

Operating Income	37,375	39,216
Interest expense, net	685	274
Other expense, net	815	230

Income Before Income Taxes	35,875	38,712
Income Tax Expense	13,339	14,255

Net Income	$22,536	$24,457

Net Income Per Share — Basic	$0.53	$0.57

Net Income Per Share — Diluted	$0.52	$0.56

Average Shares Outstanding — Basic	42,316	43,182

Average Shares Outstanding — Diluted	42,982	44,052

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1)	Cost of sales for interim financial statements is computed using estimated gross profit percentages which are adjusted throughout the year based upon available information. Adjustments to actual cost are primarily made based on periodic physical inventories and the effect of year-end inventory quantities on LIFO costs.

(2)	At the end of August 2008, we completed the acquisition of Fluid Power Resource, LLC, including seven fluid power businesses for a cost of $167.0 million. The acquisition was funded by borrowing $104.0 million under an existing revolving credit facility with the remainder coming from available cash balances. These businesses employ 430 people and have a go forward annual sales run rate of approximately $220.0 million. The results of operations have been included in the condensed statement of consolidated income as of the acquisition date and include an estimate of intangible asset amortization of $650 thousand. Preliminary purchase accounting allocations, including amounts for goodwill and intangible assets, have been recorded in the condensed consolidated balance sheet as of September 30, 2008.

(3)	The Company has a $150.0 million revolving credit facility with a group of banks expiring in June 2012. Outstanding borrowings under this facility at September 30, 2008 were $83.0 million. The Company entered into a two year swap agreement for a notional amount of $50.0 million effectively converting this amount of borrowing from a variable interest rate to a fixed rate. In conjunction with the interest rate swap agreement, we classified $50.0 million of the revolving credit borrowings as long-term as it is our intention to maintain this balance outstanding for at least two years.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	June 30,
	2008	2008

Assets
Cash and cash equivalents	$56,749	$101,830
Accounts receivable, net of allowances of $6,361 and $6,119	265,536	245,119
Inventories	239,387	210,723
Other current assets	35,953	48,525

Total current assets	597,625	606,197
Property, net	68,087	64,997
Intangibles, net	113,718	19,156
Goodwill	90,294	64,685
Other assets	44,471	43,736

Total Assets	$914,195	$798,771

Liabilities
Accounts payable	$127,591	$109,822
Short-term debt	33,000
Other accrued liabilities	92,932	87,189

Total current liabilities	253,523	197,011
Long-term debt	75,000	25,000
Other liabilities	70,774	74,685

Total Liabilities	399,297	296,696

Shareholders’ Equity	514,898	502,075

Total Liabilities and Shareholders’ Equity	$914,195	$798,771

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(Amounts in thousands)

	Three Months Ended September 30,
	2008	2007

Cash Flows from Operating Activities
Net income	$22,536	$24,457
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	3,016	3,058
Amortization of intangible assets	1,401	338
Share-based compensation	1,381	1,118
Gain on sale of property	(204)	(752)
Treasury shares contributed to employee benefit and deferred compensation plans	146	424
Changes in operating assets and liabilities, net of acquisitions	20,458	457
Other, net	151	(175)

Net Cash provided by Operating Activities	48,885	28,925

Cash Flows from Investing Activities
Property purchases	(1,677)	(1,656)
Proceeds from property sales	309	1,025
Net cash paid for acquisition of businesses, net of cash acquired	(167,122)
Other		(4)

Net Cash used in Investing Activities	(168,490)	(635)

Cash Flows from Financing Activities
Net short-term borrowings under revolving credit facility	33,000
Borrowings under revolving credit facility classified as long-term	50,000
Dividends paid	(6,348)	(6,473)
Excess tax benefits from share-based compensation	238	1,380
Exercise of stock options	211	832

Net Cash provided by (used in) Financing Activities	77,101	(4,261)

Effect of Exchange Rate Changes on Cash	(2,577)	(40)

(Decrease) increase in cash and cash equivalents	(45,081)	23,989
Cash and cash equivalents at beginning of period	101,830	119,665

Cash and Cash Equivalents at End of Period	$56,749	$143,654